Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Capital Southwest Corporation of our report dated May 31, 2018, relating to the financial statements of TitanLiner, Inc., which comprise the balance sheet as of December 31, 2017, and the related statements of operations, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2017, included in the Annual Report on Form 10-K of Capital Southwest Corporation for the fiscal year ended March 31, 2018.

/s/ Weaver and Tidwell, L.L.P.
Fort Worth, Texas
August 30, 2018